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Exhibit 10.58

*
Confidential treatment has been requested for the redacted portion. The confidential, redacted portions have been filed separately with the SEC.

BEVERAGE MARKETING AGREEMENT
Mrs. Fields Original Cookies, Inc.
 March 7, 2003

SCOPE OF MARKETING AGREEMENT

        The parties to the Beverage Marketing Agreement (the "Agreement") are Mrs. Fields Original Cookies, Inc. ("MFOC") and Coca-Cola Fountain ("CCF"), part of The Coca-Cola Company. The Agreement will apply to all outlets where Fountain Beverages and Juice Beverages are served that are owned or operated by MFOC or any of its subsidiaries, including any outlets that are opened after the Agreement is signed. The Agreement will also apply to acquired outlets (including outlets owned or operated by an acquired business), unless those outlets are already governed by an agreement with CCF and that agreement is validly assigned to MFOC as part of the acquisition. If the acquired outlet is currently under a pre-existing agreement with a competitive beverage supplier, the acquired outlet will come under this Agreement after the competitive agreement is terminated or expires. MFOC will cause all TCBY outlets, including those that are newly opened or acquired to comply with the terms of this Agreement. The Agreement will not apply to any outlets outside the fifty United States. All outlets owned or operated by MFOC are referred to as "Corporate Outlets." Outlets owned by authorized franchisees of MFOC are referred to as "Franchised Outlets." The programs described in this Agreement are the only programs in which the Corporate and Franchised Outlets may participate during the Term.

TERM

        The Agreement will become effective when signed by both parties and the Term shall begin as of January 1, 2003 and will continue for a period of six (6) years or until the Participating System Outlets (as defined below) have purchased the Volume Commitment of CCF's Fountain Syrups and the Volume Commitment of CCF's Juice Beverages, whichever occurs last.

        When used in the Agreement, the term "Year" means each consecutive twelve-month period during the Term, beginning with the first day of the Term. The Beverage Marketing Agreement between MFOC and CCF dated January 9, 1997 (the "1997 Agreement") and the Juice Beverage Marketing Agreement between MFOC and CCF dated September 28, 2001 (the "2001 Juice Agreement"), will govern the relationship between the parties until the beginning of the Term. After the Term begins, except for those amounts listed as outstanding in this Agreement under the "Prior Agreement" section, MFOC has no further obligations under the 1997 Agreement and the 2001 Juice Agreement.

FOUNTAIN BEVERAGE AVAILABILITY

        The term "Beverage" means all soft drinks and other non-alcoholic beverages, including non-dairy beverages, dairy-based beverages, waters, sports drinks, frozen beverages, juices, juice-containing drinks, punches, ades, bar mixers and iced teas, whether carbonated or non-carbonated. "Fountain Beverages" are those Beverages that are dispensed from Fountain Beverage dispensers, pre-mix or frozen beverage dispensers, bubblers, or similar equipment. Coffee or tea that is fresh-brewed on the premises and milk is not considered Fountain Beverages. The term "Fountain Syrup" means the Fountain Beverage syrup used to prepare Fountain Beverages, but does not include other forms of concentrate, BreakMate® syrup, or syrup for frozen Beverages. "Frozen Beverages" are those frozen or any partially frozen Beverages that are dispensed from frozen Beverages dispensers and served in frozen or partially frozen form. "Frozen Syrup" means the post-mix syrup used to prepare Frozen Beverages but does not include syrup for Frozen Beverages that is purchased from a full service supplier of Frozen Beverage to which CCF provides promotional funding.

        MFOC will serve in each Corporate Outlet a core brand set of Fountain Beverages that consists of Coca-Cola® classic, diet Coke® and Sprite®, and the remaining products will be jointly selected by MFOC and CCF. All Fountain Beverages served in the Corporate Outlets will be CCF's brands, with the exception of dairy-based Beverages, MFOC's proprietary lemonade and smoothies freshly made on the premises. Under no circumstances, however, may MFOC serve any Fountain Beverages PepsiCo, Inc. in the Corporate Outlets. In addition, the parties acknowledge that there certain Participating System Outlets that have pre-existing competitive agreement(s) ("Pre-Existing Competitive Agreement") with a competitive Beverage supplier to purchase "Freshens" smoothies (the "Affected Location"). In such Affected Locations and only during such time as the Pre-Existing Competitive Agreement is in effect, MFOC's sale of Freshens smoothies at any Affected Location will not be considered a breach of this Agreement. Each Affected Location will make available proprietary smoothies freshly made on the premises upon the termination or expiration of the Pre-Existing Competitive Agreement. All Frozen Beverages served in the Corporate Outlets will be CCF's brands.

        MFOC further recognizes that the sale of competitive Beverages in bottles, cans, or other packaging would diminish the product availability rights given to CCF, and therefore also agrees not to serve competitive Beverages in bottles, cans or other packaging in the Corporate Outlets. MFOC will cause the Franchised Outlets to comply with this Fountain Beverage Availability section.

SYSTEM PROGRAM

        The parties agree that all of the funding described in this Agreement will be paid to MFOC for the benefit of the entire Mrs. Fields Cookies, Great American Cookies, TCBY, Original Cookie Company, PreztelTime, Pretzelmaker, and Hot Sams Pretzels system ("System") and in accordance with the provisions of this Agreement and the franchise agreements between MFOC and its franchisees (the "Franchise Agreements"). MFOC represents and warrants that the terms of the Franchise Agreements authorize MFOC, among other things: (i) to establish those products and materials to be used in the System; (ii) to require that each Franchisee sell or offer for sale only those products, foods, Beverages and other menu items that have been expressly approved by MFOC; and (iii) to designate and approve marketing and advertising programs for the System. MFOC further represents and warrants that it is authorized to enter into this Agreement and to collect the funds described in this Agreement. MFOC agrees to provide CCF with prompt written notice of any event that terminates its rights to fulfill any of the provisions of this Agreement or that causes MFOC's right on behalf of the System as contemplated by this Agreement to become unenforceable during the Term.

        MFOC agrees that all funding it receives under this Agreement will be used as MFOC, in consultation with CCF, deems appropriate, to develop and implement activities designed to benefit the entire System, and to increase the promotion and merchandising of CCF's Fountain Beverages and Juice Beverages throughout the System. MFOC agrees to provide all franchisees with written notification, in a form approved by CCF, of the existence of this Agreement and the nature and purpose of the funding being provided by CCF under this Agreement. The parties agree that MFOC will determine the timing and extent to which any funding paid by CCF will be distributed to individual franchisees (if ever), except that funding may not be paid to franchisees that do not comply with the performance and Fountain Beverage availability requirements of this Agreement as determined by MFOC. MFOC agrees to hold CCF harmless from any and all claims or other costs and liabilities arising out of CCF's payment of funding to MFOC or out of MFOC's failure to provide required disclosures to Franchisees.

        MFOC represents and warrants that the terms of its franchisee agreement or another agreement it has executed with its Franchisees authorize MFOC to collect from suppliers marketing or promotional allowances made available in connection with the purchase of such suppliers' products by Franchisees ("the Authorization"). MFOC further represents and warrants that all of its Franchisees have executed such Authorization and that the Authorization is in effect and enforceable at the time of this Agreement. Should the Authorization terminate as to one or more Franchisees, or the applicable provisions become unenforceable during the Term, MFOC agrees to provide prompt written notice of same. MFOC agrees that all funding it receives on behalf of the Participating System will be utilized by MFOC for the benefit of the Participating System, including specifically Participating Franchisees, and to increase the sale of CCF's Fountain Beverages throughout the Participating System.

        Franchisees participating in this Agreement are referred to as "Participating Franchisees." Outlets owned by Participating Franchisees are referred to as "Participating Franchised Outlets." Participating Franchised Outlets and Corporate Outlets are collectively referred to as "Participating System Outlets" or the "Participating System."

FOUNTAIN BEVERAGE VOLUME COMMITMENT

        MFOC agrees that the Participating System Outlets will purchase [CONFIDENTIAL]* of CCF's Fountain Syrups and Frozen Syrups during the Term. This Term Volume Commitment will be increased by CCF if MFOC or the Participating Franchisees acquire additional Corporate or Franchised Outlets to which the Agreement will apply. Projected annual volume is currently [CONFIDENTIAL]*. In addition, MFOC will purchase a minimum of [CONFIDENTIAL]* of bottle/can Beverages during the Term pursuant to an agreement between MFOC and Coca-Cola Enterprises Inc. ("CCE") entered into contemporaneously with the execution of this Agreement.

FOUNTAIN BEVERAGE MARKETING PROGRAM

        In consideration of the Beverage Availability rights granted to CCF above, the following marketing programs will be provided to assist MFOC in maximizing the sale of Fountain Beverages and Frozen Beverages in the Participating System Outlets:

        Business Development Funds.    Within three (3) days of the execution of this Agreement, CCF will make a one-time advance of Business Development Funds to MFOC in the amount of [CONFIDENTIAL]* (the "Advance"). The purpose of the Advance is to develop a flavor shot program and a Dannon water program for the Participating System. In addition, the Advance will be used to expand the Mrs. Fields' Famous Brands fruit-head smoothie program throughout the Participating System and to offset the costs of implementing and maintaining throughout the Term quality Fountain and Frozen Beverage programs in the Participating System.

        Marketing Funds.    After the Participating System Outlets have purchased [CONFIDENTIAL]* of CCF's Fountain Syrups and Frozen Syrups (the "Volume Threshold"), the Participating System Outlets will begin to earn Marketing Funds calculated at the rate of [CONFIDENTIAL]* for each gallon of CCF's Fountain Syrups and Frozen Syrups the Participating System Outlets purchase from that point forward until the end of the Term. The initial Volume Threshold of [CONFIDENTIAL]* is established by adding the Business Development Funds and the associated capital charge and dividing the sum by [CONFIDENTIAL]*. The Volume Threshold will be adjusted down on an annual basis, for each Year completed as follows: Year Two [CONFIDENTIAL]*; Year Three [CONFIDENTIAL]*; Year Four [CONFIDENTIAL]*; Year Five [CONFIDENTIAL]*; and Year Six [CONFIDENTIAL]*. The Volume Threshold may be increased as provided in the following section. If there is an amount remaining on the Volume Threshold upon the expiration of this Agreement, but MFOC has satisfied the Term of the Agreement by operating under this Agreement for the later of six (6) years or the fulfillment of the Volume Commitment as described more specifically in the "Term" section, the parties acknowledge and agree that MFOC will not owe any funds to CCF based on the remaining Volume Threshold. To qualify for funding, each Participating System Outlet must comply with all the following performance criteria:

  1.
  Maintain throughout the Term a combo program featuring CCF's Fountain Beverages; and

  2.
  Prominently feature approved renditions of CCF's trademarks and/or logos on combo merchandising materials and cups throughout the Term; and

  3.
  Utilize throughout the Term a cup set consisting of the following sizes: twenty ounces (20 oz.), thirty-two ounces (32 oz.), and forty-four ounces (44 oz.); and

  4.
  Execute a minimum of two (2) seasonal promotions each Year throughout the Term featuring CCF's Fountain Beverages; and

  5.
  Perform those additional Fountain Beverage marketing activities the parties mutually agree upon.

        Except as provided in the following section, funding will be paid and received by MFOC semi-annually, by May 31st and November 30th of the respective six-month time periods in which it is earned.

  Advances of Marketing Funds.

        So long as there are no defaults by MFOC under this Agreement, under MFOC's agreement with CCE, or under any of MFOC's agreements with its lenders, and so long as there is no material adverse change in MFOC's financial condition, MFOC may request that CCF advance on a semi-annual basis beginning with the six-month period starting May 1, 2003, based on the number of gallons of CCF's Fountain and Frozen Syrups CCF estimates that the Participating System will purchase during the advance period (the "Volume Estimates"). To estimate the number of gallons, CCF will consider the number of gallons of Fountain and Frozen Syrups purchased by the Participating System in the prior six-month time period and adjust that amount based on actual and anticipated outlet openings and closings and reconcile that amount for any overpayments or underpayments made in the prior six-month advance. For each such advance payment of Marketing Funds, CCF will increase the Volume Threshold by the amount of the Volume Estimate.

        On a quarterly basis of each calendar year throughout the Term, MFOC will provide such financial information, including financial statements, letters that MFOC receives from lenders, representations of MFOC officers, and representations that MFOC receives from auditors, as CCF reasonably requests to confirm that no defaults or material adverse changes have occurred. CCF shall have thirty (30) days to assess this information and determine whether to advance Marketing Funds.

        Consistent with the provisions below under the heading "Termination", so long as MFOC is in compliance with the other material terms of this Agreement all advanced funding under this Agreement (Business Development Funds and any advances of Marketing Funds) will be deemed earned at the rate of [CONFIDENTIAL]* of CCF's Fountain and Frozen Syrups purchased by the Participating System during the Term, plus [CONFIDENTIAL]* per month for each full month elapsed during the Term, plus [CONFIDENTIAL]* per case for each case of bottle/can Beverages purchased from CCE during the Term, up to a maximum credit of [CONFIDENTIAL]*.

FOUNTAIN BEVERAGE EQUIPMENT PROGRAM

        Equipment.    CCF will lease to MFOC without charge during the Term, the equipment owned by CCF that is currently installed in the Participating System Outlets. CCF will also lease to MFOC without charge during the Term the dispensing equipment necessary to enable MFOC to dispense a quality Fountain Beverage in the newly opened or acquired Participating System Outlets. No ice makers or water filters will be provided.

        The equipment provided by CCF will at all times remain the property of CCF and is subject to the terms and conditions of CCF's standard lease agreement, but no lease payment will be charged. The standard lease terms are attached as Exhibit "A" and are a part of the Agreement, except as specifically changed by the Agreement.

SERVICE PROGRAM

        MFOC may use CCF's Service Network without charge for up to [CONFIDENTIAL]* mechanical repair service calls for post-mix Fountain Beverage dispensing equipment per Year for each Participating System Outlet. These calls are calculated on a per outlet basis and may not be aggregated. Replacement parts associated with these service calls that are valued at no more than [CONFIDENTIAL]* will also be provided without charge. In addition, CCF will provide initial installation of post-mix Fountain Beverage dispensing equipment at no cost. Any relocation or reinstallation of dispensing equipment, flavor changes, or service necessitated by damage or adjustments to the equipment resulting from misuse, abuse, failure to follow operating instructions or service by unauthorized personnel is not considered regular service and will not be provided free of charge. CCF will invoice MFOC or the individual Participating Franchisee for the actual unsubsidized cost of service calls (including labor, necessary travel time and replacement parts) necessitated by any of the above and payment will be due upon receipt. In the event that any Participating System Outlet incurs service calls in excess of those provided free of charge under this Agreement, MFOC or the individual Participating Franchisee will be invoiced for the actual cost of labor (including reasonable travel time) and parts for such calls. Should the Participating System Outlet fail to pay any billed amount within thirty (30) days, CCF shall send a "Past Due Notice" to the Participating System Outlet with a copy to MFOC. Should any such billed amount remain unpaid thirty (30) days after a "Past Due Notice" has been sent, CCF may deduct the billed amount from earned funding or any funding advanced.

        CCF will not be obligated to provide service hereunder during periods in which it is prevented from doing so by causes beyond Company's reasonable control, including, specifically, strikes, civil disturbances and unavailability of parts. CCF shall be responsible for any direct damages resulting from its negligence but shall not be responsible for incidental or consequential losses or damages arising from the delivery, installation, maintenance, operation, or use of parts or equipment.

QUALITY ASSURANCE PROGRAM

        The parties will mutually agree upon a Quality Assurance Program for the Participating System Outlets and MFOC will be responsible for the execution of the program throughout the Term. Such program will maintain CCF's quality drink specifications, including a water to syrup ratio or 4.75:1 for sugar and allied Fountain Beverages and 5.25:1 for diet Fountain Beverages and Mr. PiBB®, when dispensed, to compensate for ice dilution.

JUICE BEVERAGE PROGRAM

JUICE BEVERAGE AVAILABILITY

        "Juice Beverages" means juice and juice drink products, including smoothie-type drinks.

        MFOC will serve in each Corporate Outlet a core brand set of Juice Beverages that consists of Minute Maid® Orange-Guava-Passionfruit and Orange-Strawberry-Banana (or such substitute products that may become available) in frozen concentrate form for dispensing on the premises. All Juice Beverage served in the Corporate Outlets will be CCF's brands, with the exception of MFOC's proprietary smoothies freshly made on the premises.

        MFOC further recognizes that the sale of competitive Juice Beverages in bottles, cans or other packaging would diminish the product availability rights given to CCF, and therefore also agrees not to serve competitive Juice Beverages in bottles, cans or other packaging in the Corporate Outlets. MFOC will cause the Franchised Outlets to comply with this Juice Beverage Availability section.

JUICE BEVERAGE VOLUME COMMITMENT

        MFOC agrees that the Participating System Outlets will purchase [CONFIDENTIAL]* of frozen concentrate of CCF's Juice Beverages during the Term. This Juice Beverage Volume Commitment will be increased by CCF if MFOC or the Participating Franchisees acquire additional Corporate or Franchised Outlets to which the Agreement will apply. Projected annual volume is currently [CONFIDENTIAL]* of the frozen concentrates listed on Schedule A.

JUICE BEVERAGE PRICE

        During the Term, the Participating System will have the right to purchase CCF's Juice Beverages through an authorized distributor of CCF's Juice Beverages at CCF's then current published National Account Price List. These prices are subject to change from time to time in CCF's sole discretion to reflect changes applicable to all customers qualifying for the National Account Price List. CCF's current published National Account Price List for CCF's Juice Beverages is attached to this Agreement as Schedule "A" and is specifically incorporated herein.

JUICE BEVERAGE MARKETING PROGRAM

        The following marketing programs will be provided to assist MFOC in maximizing the sale of Juice Beverages in the Participating System Outlets:

        Investment Funds.    The amount of available funding is calculated at the following rates: (i) [CONFIDENTIAL]* for all dispensed juices that the Participating System Outlets purchase in Years One and Two; and [CONFIDENTIAL]* for all dispensed juices that the Participating System Outlets purchase in Years Three through the end of the Term. To qualify for funding, each Participating System Outlet must comply with all the following performance criteria:

  1.
  Display Smoothie menuboards; and

  2.
  Perform those additional Juice Beverage marketing activities the parties mutually agree upon.

        Funding will be paid and received by MFOC semi-annually, by May 31stand November 30th of the respective six-month time periods in which it is earned.

        New Store Fund.    After the Participating System consists of 700 TCBY locations open and serving CCF's Juice Beverages, CCF will reimburse MFOC a maximum amount of [CONFIDENTIAL]* for the cost of obtaining equipment for making smoothies. For reimbursement, MFOC will provide CCF the address of the new Participating System Outlet and copies of the invoices for the equipment. CCF will reimburse MFOC the amount of the invoices submitted, to a limit of [CONFIDENTIAL]*, at the end of each quarter.

JUICE BEVERAGE EQUIPMENT PROGRAM

        MFOC or the individual Participating Franchisee is responsible for purchasing all dispensing equipment for all Participating System Outlets.

DANNON WATER PROGRAM

        Dannon bottled water will be made available as follows:

        Package Detail.    Dannon is available from CCF in the [CONFIDENTIAL]*. The shelf life is [CONFIDENTIAL]* years.

        Distribution.    Dannon will be delivered to distributors "FOB Distributors Dock." The distributor's markup to MFOC will be determined between MFOC and CCF's authorized distributor.

        Dannon Bottled Water Volume Commitment.    MFOC agrees that the Participating System Outlets will purchase [CONFIDENTIAL]* of Dannon bottled water during the Term. This Dannon Bottled Water Volume Commitment will be increased by CCF if MFOC or the Participating Franchisees acquire additional Corporate or Franchised Outlets to which the Agreement will apply. Projected annual volume is currently [CONFIDENTIAL]*.

        Distributor List Price before Markup.    The price for calendar year 2003 is [CONFIDENTIAL]* which is subject to change from time to time.

        Marketing Allowances.    CCF will provide Marketing Allowances in the amount of [CONFIDENTIAL]* of Dannon water that the Participating System Outlets purchase to assist the Participating System in maximizing the sale of Dannon bottled water. To qualify for funding, each Participating System must comply with the following performance criteria:

  1.
  Purchase Dannon water through an authorized CCF distributor; and

  2.
  Feature approved renditions of the Dannon logo and/or trademark in the Participating System Outlets; and

  3.
  Execute those mutually agreed upon marketing programs designed to promote the sale of Dannon bottled water in the Participating System Outlets.

        Funding will be paid and received by MFOC semi-annually, by May 31stand November 30th of the respective six-month time periods in which it is earned.

        Ordering and Delivery Procedures.    Dannon will be ordered by distributors following standard Dannon ordering procedures and delivered together with regularly scheduled post-mix syrup orders directly to the distributors.

PRIOR AGREEMENTS

        MFOC acknowledges that under the 1997 Agreement with CCF it received an advance of funding and that [CONFIDENTIAL]* of that advance has not been earned. This unearned amount will be deducted in two equal installments in Year One from the Marketing Funds payable under the Agreement.

        MFOC further acknowledges that under the 2001 Juice Agreement with CCF it received an advance of funding and that [CONFIDENTIAL]* of that advance has not been earned. This unearned amount will be earned by MFOC at the rate of [CONFIDENTIAL]* per Year during Years One and Two of the Term by virtue of MFOC's performance of its obligations under the Agreement.

TERMINATION

        Once both parties sign the Agreement, it may be terminated before the scheduled expiration date only in the following circumstances:

  (i)
  Either party may terminate the Agreement if the other party fails to comply with a material term or condition of the Agreement and does not remedy the failure within ninety (90) days after receiving written notice (the "Cure Period").

  (ii)
  CCF may terminate the Agreement if there is a transfer or closing of a substantial number of the Participating System Outlets or a transfer of a substantial portion of the assets of MFOC that is not in the ordinary course of business.

        Upon expiration or termination, MFOC must return any dispensing equipment owned by CCF. MFOC will pay the following at the time of expiration or termination:

  •
  All unearned prepaid funding. This amount will be calculated by adding together the [CONFIDENTIAL]* in Business Development Funds plus all advances of Marketing Funds paid during the Term, less the following credits so long as MFOC is not in default under this Agreement.

  (a)
  A credit of [CONFIDENTIAL]* for each case of bottle/can Beverages purchased from CCE, up to [CONFIDENTIAL]* as contemplated under the heading, "Volume Commitment" and

  (b)
  A credit of [CONFIDENTIAL]* of CCF's Fountain Syrups and Frozen Syrups purchased by the Participating System Outlets prior to termination or expiration; and

  (c)
  A credit of [CONFIDENTIAL]* per month for each full month elapsed during the Term prior to expiration or termination.

  •
  The unamortized portion of the cost of installation, and the entire cost of remanufacturing and removal of all equipment owned by CCF.

  •
  Interest on the amounts due to CCF at the rate of [CONFIDENTIAL]*, accrued from the date the unearned funds were paid or costs were incurred.

        This does not restrict the right of either party to pursue other remedies or damages if the other party breaches the terms of the Agreement. The prevailing party shall be entitled to all costs and expenses incurred to collect damages due including without limitation reasonable attorneys' fees. Nothing herein shall be construed as a waiver of any right of CCF to prove consequential damages as a result of a breach by MFOC including, but not limited to lost profits, and other damages allowable.

DISPUTE RESOLUTION

        Should there be a dispute between CCF and MFOC relating in any way to the Agreement, the breach of the Agreement, or the business relationship of the parties, the parties agree that they will make a good faith effort to settle the dispute in an amicable manner. If the parties are unable to settle the dispute through direct discussions, at that time they will attempt to settle the dispute by mediation administered by the American Arbitration Association (the "AAA"). If the parties do not agree to pursue mediation or if that procedure is unsuccessful, the dispute will be resolved by binding arbitration administered by AAA in accordance with its Commercial Arbitration Rules using a single arbitrator, at a location selected by AAA based on the convenience of the parties and the location of potential witnesses. The arbitrator shall have the authority to award specific performance and any other appropriate remedies including interim injunctive relief to maintain the status quo pending the conclusion of arbitration. The prevailing party shall also be entitled to recover its reasonable attorneys' fees and other costs and expenses of litigation. A judgment on the award of the arbitrator may be entered in any court with jurisdiction.

TRANSFERS AND ASSIGNMENTS

        If there is a transfer or closing of a substantial number of the Participating System Outlets, or a transfer of a substantial portion of the assets of MFOC that is not in the ordinary course of business, and CCF does not elect to terminate the Agreement under the "Termination" section above, MFOC shall cause the acquiring, surviving or newly created business to assume all of MFOC's obligations under the Agreement with regard to the acquired business. The Agreement shall not be otherwise assignable without the express written consent of CCF. Nothing contained herein shall be construed as a waiver of CCF's termination rights pursuant to this Agreement. CCF's termination right as set forth in the "Termination" section shall constitute the sole basis of the parties' agreement relating to the rights of CCF in the event that the MFOC or any successor or assignee terminate this Agreement pursuant to this "Transfers and Assignments" provision or otherwise.

        If MFOC transfers or closes any Corporate Outlets or terminates any Participating Franchisees, MFOC shall pay CCF the unamortized portion of the cost of installation, and the entire cost of remanufacturing and removal of all equipment owned by CCF in such Participating System Outlet installed less than 36 months prior to the transfer or closure, unless MFOC causes the new owner or operator at the location to assume the lease of the equipment on terms acceptable to CCF in its reasonable discretion.

TRADEMARKS

        Neither MFOC nor CCF shall make use of any of the other party's trademarks or logos without the prior written consent of that party, and all use of the other party's trademarks shall inure to the benefit of trademark owner. For purposes of this Agreement, CCF's trademarks include trademarks owned, licensed to or controlled by an entity in which The Coca-Cola Company has a fifty percent (50%) or more ownership interest.

A. CONFIDENTIALITY

        Neither party shall disclose to any third party without the prior written consent of the other party, any information concerning this Agreement or the transactions contemplated hereby, except for disclosure to any employees, attorneys, accountants and consultants involved in assisting with the negotiation and closing of the contemplated transactions, or unless such disclosure is required by law. A party that makes a permitted disclosure must obtain assurances from the party to whom disclosure is made that such party will keep confidential the information disclosed.

OFFSET

        Upon the occurrence of any default by MFOC under this Agreement and during the continuation of any such default, CCF may apply any sum owed to MFOC in satisfaction of any obligation of MFOC to CCF under this Agreement, or any other agreement between CCF and MFOC.

FORCE MAJEURE

        Either party is excused from performance under this Agreement if such nonperformance results from any act of God, strikes, war, riots, acts of governmental authorities, shortage of raw materials or any other cause outside the reasonable control of the nonperforming party. Specifically, if a serious crop failure or other event occurs during the Term of this Agreement which causes a significant increase in the cost of fruit solids, CCF has the right to negotiate with MFOC a new mutually agreed upon price for the Juice Beverages. If the parties are unable to reach an agreement or price for the Juice Beverages, either party has the right to terminate this Agreement upon thirty (30) days written notice.

WAIVER

        The failure of either party to seek redress for the breach of, or to insist upon the strict performance of any term, clause or provision of the Agreement, shall not constitute a waiver, unless the waiver is in writing and signed by the party waiving performance.

AUTHORIZATION

        MFOC and CCF each represent and warrant that they have the unrestricted right to enter into this Agreement and to make the commitments contained in this Agreement.

SEVERABILITY

        If any term or provision of this Agreement is found to be void or contrary to law, such term or provision will be deemed severable, but only to the extent necessary to bring this Agreement within the requirements of law, from the other terms and provisions hereof, and the remainder of this Agreement will be given effect as if the parties had not included the severed term herein.

[AGREEMENT IS CONTINUED ON FOLLOWING PAGE.]

ENTIRE AGREEMENT

        As of the beginning of the Term, this Agreement will supersede all prior agreements between the parties relating to the subject matter of this Agreement, specifically, the 1997 Agreement and the 2001 Juice Agreement. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties to this Agreement.

        Accepted and agreed to this 10 day of March, 2003 Accepted and agreed to this 7th day of March, 2003

COCA-COLA FOUNTAIN, part of The Coca-Cola Company		MRS. FIELDS ORIGINAL COOKIES, INC.
By:	/s/ DANIEL M. MANNING Daniel M. Manning West Group Vice President	By:	/s/ LARRY HODGES Larry Hodges President and CEO 2855 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121-0750 ACN Number: 1303198

SCHEDULE A

Product Information

UPC	Pack/Size	Type	Description	2003 National Price
6468	6/64oz	Frozen	Minute Maid Orange-Guava-Passionfruit 5+1	$53.22
6594	6/64oz	Frozen	Minute Maid Orange-Strawberry-Banana 5+1	$53.22
•
Prices are FOB Dunedin, FL. Add platform upcharge for FOB Santa Fe Springs, CA.

•
Prices do not include distributor freight or mark up.

EXHIBIT "A"
COCA-COLA FOUNTAIN EQUIPMENT LEASE AGREEMENT

        1.    LEASE AGREEMENT AND TERM. The Coca-Cola Company, through its Coca-Cola North America division, ("Company") hereby leases to the account identified on the attached Beverage Marketing Agreement ("Lessee") all fountain beverage dispensing equipment described on the attached Beverage Marketing Agreement (the "Equipment"), subject to the terms and conditions set forth in this Lease Agreement. Unless otherwise agreed in writing, the Equipment shall include all permanent merchandising, menu boards, lines, fittings, carbonators, regulators, valves, refrigeration units, and bag-in-box pumps and racks installed by Company on Lessee's premises. All Equipment is leased for an initial period of one (1) year, commencing on the scheduled installation date (the "Commencement Date"), and will continue on a year to year basis thereafter without further notice. This Lease Agreement may be terminated by either party on any annual anniversary of the Commencement Date by sending the other party notice of termination not less than thirty (30) days prior to the end of the then-current year of the term. If this Lease is terminated for any reason prior to 60 months from the Commencement Date, other than a termination by Company pursuant to this section, upon termination Lessee shall reimburse Company for the actual costs of installation and removal and the standard costs for refurbishing such Equipment incurred by Company. Following notice of termination, the terms of this Lease will continue in effect until the Equipment has been removed from Lessee's premises.

        2.    RENT FOR THE EQUIPMENT. Lessee shall pay to Company the amount set forth on the attached Beverage Marketing Agreement plus all applicable sales and use taxes, if any, as rent for the Equipment. Rent will be due monthly. At Company's discretion, Company may utilize funds due Lessee to offset amounts due Company under this Agreement. If Lessee fails to pay, within 10 days of its due date, rent or any other amount required by this Lease to be paid to Company, Lessee shall pay to Company a late charge equal to five percent (5%) per month of such overdue payment, or such lesser amount that Company is entitled to receive under any applicable law.

        3.    TITLE TO THE EQUIPMENT. Title to the Equipment is, and will at all times remain, vested in Company. Lessee will have no right, title, or interest in or to the Equipment, except the right to quiet use of the Equipment in the ordinary course of its business as provided in this Lease. Lessee shall execute such title documents, financing statements, fixture filings, certificates and such other instruments and documents as Company shall reasonably request to ensure to Company's satisfaction the protection of Company's title to the Equipment and Company's interests and benefits under this Lease. Lessee shall not transfer, pledge, lease, sell, hypothecate, mortgage, assign or in any other way encumber or dispose of any of the Equipment. THE PARTIES AGREE, AND LESSEE WARRANTS, THAT THE EQUIPMENT IS, AND WILL AT ALL TIMES REMAIN, PERSONAL PROPERTY OF COMPANY NOTWITHSTANDING THAT THE EQUIPMENT OR ANY PART THEREOF MAY NOW BE, OR HEREAFTER BECOME, IN ANY MANNER AFFIXED OR ATTACHED TO, OR EMBEDDED IN, OR PERMANENTLY RESTING UPON, REAL PROPERTY OR IMPROVEMENTS ON REAL PROPERTY. Lessee may perform ordinary maintenance and repairs to the Equipment as required by this Lease, but shall not make any alterations, additions, or improvements to the Equipment without the prior written consent of Company. All parts added to the Equipment through alterations, repairs, additions or improvements will constitute accessions to, and will be considered an item of the Equipment and title to such will immediately vest in Company. Lessee agrees that Company may transfer or assign all or any part of Company's right, title and interest in or to any Equipment (in whole or in part) and this Lease, and any amounts due or to become due, to any third party ("Assignee") for any reason. Upon receipt of written notice from Company of such assignment, Lessee shall perform all its obligations with respect to any such Equipment for the benefit of the applicable Assignee, and, if so directed, shall pay all amounts due or to become due hereunder directly to the applicable Assignee or to any other party designated by such Assignee.

        4.    USE OF EQUIPMENT. Lessee acknowledges that the rent set forth herein does not fully compensate Company for its expenses concerning its research and development efforts designed to improve fountain equipment or in providing the Equipment to Lessee, and that Company provides the

Equipment to Lessee for the purpose of dispensing Company products. Therefore, Lessee agrees that if the Equipment is a fountain beverage dispenser, then the Equipment will be used for the purpose of dispensing fountain beverage products of Company, such as Coca-Cola® classic (or Coke®), diet Coke® and Sprite®, with the understanding that, if the dispenser has four (4) or more valves, one (1) valve may be used at Lessee's option for dispensing a non-Company, non-cola fountain beverage product; provided, that no product of PepsiCo, Inc. or of an affiliate thereof may be dispensed. In accordance with Company's Fair Share Policy, Company will have the right to additional rent if any valve is used for a non-Company beverage (including water), at a rate of not less than $45 per dispenser per year. If the Equipment is a pump for bag-in-box or similar container, such pump may be used only to dispense Company products. If the Equipment is other than a fountain beverage dispenser or a pump, then it will be used only in a location where fountain beverage products of Company are served and where no fountain beverage products of PepsiCo, Inc. or an affiliate of PepsiCo, Inc. are served. This Section 4 shall not apply within the State of Wisconsin.

        5.    INSPECTION AND NOTIFICATION. Company shall have the right during Lessee's regular business hours to inspect the Equipment at Lessee's premises or wherever the Equipment may be located and to review all records that relate to the Equipment. Lessee shall promptly notify Company of all details arising out of any change in location of the Equipment, any alleged encumbrances thereon or any accident allegedly resulting from the use or operation thereof.

        6.    WARRANTY DISCLAIMER: LESSEE ACKNOWLEDGES THAT COMPANY IS NOT A MANUFACTURER OF THE EQUIPMENT AND THAT COMPANY HAS MADE NO REPRESENTATIONS OF ANY NATURE WHATSOEVER PERTAINING TO THE EQUIPMENT OR ITS PERFORMANCE, WHETHER EXPRESS OR IMPLIED, INCLUDING (WITHOUT LIMITATION) ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER WARRANTIES RELATING TO THE DESIGN, CONDITION, QUALITY, CAPACITY, MATERIAL OR WORKMANSHIP OF THE EQUIPMENT OR ITS PERFORMANCE, OR ANY WARRANTY AGAINST INTERFERENCE OR INFRINGEMENT, OR ANY WARRANTY WITH RESPECT TO PATENT RIGHTS, IF ANY, PERTAINING TO THE EQUIPMENT. COMPANY SHALL NOT BE RESPONSIBLE FOR ANY LOSS OF PROFITS, ANY DIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES, OR DAMAGES OF ANY NATURE WHATSOEVER, RESULTING FROM THE DELIVERY, INSTALLATION, MAINTENANCE, OPERATIONS, SERVICE OR USE OF ANY EQUIPMENT OR OTHERWISE.

        7.    TAXES. Lessee shall pay all assessments, license fees, taxes (including sales, use, excise, personal property, ad valorem, stamp, documentary and other taxes) and all other governmental charges, fees, fines or penalties whatsoever, whether payable by Company or Lessee, on or relating to the Equipment or the use, registration, rental, shipment, transportation, delivery, or operation thereof, and on or relating to this Lease.

        8.    MAINTENANCE AND REPAIRS. If Lessee elects to use one valve to dispense a non-Company beverage pursuant to Section 4, Company may charge for its costs of servicing such valve in accordance with Company's Fair Share Policy at a rate of not less than $25 per outlet per year. Lessee shall, at its expense, keep the Equipment in good condition, repair, and working order. Lessee shall pay all costs incurred in connection with the shipment, use, operation, ownership, or possession of the Equipment during the term of this Lease. Lessee's sole recourse against Company with respect to service provided by Company or its agents to the Equipment is that Company will correct any defective workmanship at no additional charge to Lessee, provided that Company is given prompt notification of any defective workmanship. Company shall not be otherwise liable for negligent acts or omissions committed in regard to maintenance or repair of the Equipment and assumes no responsibility for incidental, consequential or special damages occasioned by such negligent acts or omissions.

        9.    RISK OF LOSS. All risk of loss, including damage, theft or destruction, to each item of Equipment will be borne by Lessee. No such loss, damage, theft or destruction of Equipment, in whole or in part, will impair the obligations of Lessee under this Lease, all of which will continue in full force and effect.

        10.  INDEMNITY. Lessee shall indemnify Company and Company's officers, agents, employees, directors, shareholders, affiliates, successors, and assigns (hereinafter the "Indemnified Parties") against, and hold Indemnified Parties wholly harmless from, any and all claims, actions, suits, proceedings, demands, damages, and liabilities of whatever nature, and all costs and expenses, including without limitation Company's reasonable attorneys' fees and expenses, relating to or in any way arising out of (a) the ordering, delivery, rejection, installation, purchase, leasing, maintenance, possession, use, operation, control or disposition of the Equipment or any portion thereof; (b) any act or omission of Lessee, including but not limited to any loss or damage to or sustained by Company arising out of Lessee's failure to comply with all the terms and conditions of this Lease; (c) any claims for liability in tort with respect to the Equipment, excepting only to the degree such claims are the result of Company's negligent or willful acts. The provisions of this Section 10 will survive termination and expiration of this Lease.

        11.  DEFAULT. The occurrence of any of the following will constitute a "Default" by Lessee: (a) nonpayment by Lessee when due of any amount due and payable under this Lease; (b) failure of Lessee to comply with any provision of this Lease, and failure of Lessee to remedy, cure, or remove such failure within ten (10) days after receipt of written notice thereof from Company; (c) any statement, representation, or warrant of Lessee to Company, at any time, that is untrue as of the date made; (d) Lessee's becoming insolvent or unable to pay its debts as they mature, or Lessee making an assignment for the benefit of creditors, or any proceeding, whether voluntary or involuntary, being instituted by or against Lessee alleging that Lessee is insolvent or unable to pay its debts as they mature; (e) appointment of a receiver, liquidator, trustee, custodian or other similar official for any of the Equipment or for any property in which Lessee has an interest; (f) seizure of any of the Equipment; (g) default by Lessee under the terms of any note, document, agreement or instrument evidencing an obligation of Lessee to Company or to any affiliate of Company, whether now existing or hereafter arising; (h) Lessee taking any action with respect to the liquidation, dissolution, winding up or otherwise discontinuing the conduct of its business; (i) Lessee transferring all or substantially all of its assets to a third party; or (j) the transfer, conveyance, assignment or pledge of a controlling interest or ownership of Lessee to a third party without Company's prior written consent.

        12.  OPTION TO ACCELERATE AT WILL. If at any time Company in good faith believes that the prospect for Lessee's payment or other performance under this Lease is impaired, Company may demand immediate payment of all rents due and scheduled to come due during the remainder of the Lease term. All future rent accelerated under this or any other provision of this Agreement will be discounted to present value, which will be computed at a discount rate of five (5) percent. Failure of Lessee to make full payment within thirty (30) days of its receipt of the demand for accelerated rent will constitute a "Default" by Lessee as defined in Section 11.

        13.  REMEDIES. Upon the occurrence of any Default or at any time thereafter, Company may terminate this Lease as to any or all items of Equipment, may enter Lessee's premises and retake possession of the Equipment at Lessee's expense, and will have all other remedies at law or in equity for breach of the Lease. Lessee acknowledges that in the event of a breach of Sections 4 or 5 or a failure or refusal of Lessee to relinquish possession of the Equipment in breach of this section following termination or Default, Company's damages would be difficult or impossible to ascertain, and Lessee therefore agrees that Company will have the right to an injunction in any court of competent jurisdiction restraining said breach and granting Company the right to immediate possession of the Equipment.

        14.  LIQUIDATED DAMAGES. If Lessee acts in violation of the prohibitions described in Section 3 of this Agreement, or is unable or unwilling to return the Equipment to Company in good working order, normal usage wear and tear excepted, at the expiration or termination of the Lease, Lessee shall pay as liquidated damages the total of: (i) the amount of past-due lease payments, discounted accelerated future lease payments, and the value of Company's residual interest in the

Equipment, plus (ii) all tax indemnities associated with the Equipment to which Company would have been entitled if Lessee had fully performed this Lease, plus (iii) costs, interest, and attorneys' fees incurred by Company due to Lessee's violation of Section 3 or its failure to return the Equipment to Company, minus (iv) any proceeds or offset from the release or sale of the Equipment by Company.

        15.  OTHER TERMS. No failure by Company to exercise and no delay in exercising any of Company's rights hereunder will operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or of any other rights. This Lease constitutes the entire agreement of the parties and supersedes all prior oral and written agreements between the parties governing the subject matter of this Lease; provided, however, that if Company and Lessee have entered into a Marketing Agreement into which this Lease is incorporated, to the extent that any of the terms in this Lease conflict with the terms set forth in the Marketing Agreement, the terms of the Marketing Agreement will control. No agreement will be effective to amend this Lease unless such agreement is in writing and signed by the party to be charged thereby. Any notices permitted or required by this Lease will be in writing and mailed by certified mail or hand delivered, addressed to the respective addresses of the parties. All claims, actions or suits arising out of the Lease shall be litigated in courts in either the State of Georgia or in the state of Lessee's principal place of business. Each party hereby consents to the jurisdiction of any local, state or federal court located within the State of Georgia and/or the state of Lessee's principal place of business, and designates the Secretary of State of the State as its agent for service of process. THIS LEASE WILL BE GOVERNED BY THE LAWS OF THE STATE OF GEORGIA. Time is of the essence to each and all of the provisions of this Lease.

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  Exhibit 10.58